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                                                                     Exhibit 5.1

McDermott, Will & Emery

                                December 13, 2002

GlycoGenesys, Inc.
31 St. James Avenue, 8th Floor
Boston, MA 02116

        Re: Registration Statement on Form S-3
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Dear Ladies & Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-3, as amended (the "Registration Statement"), filed by GlycoGenesys, Inc., a Nevada corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration for resale under the Securities Act of 1933, as amended, of an aggregate of up to 14,201,341 shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") representing: (i) an aggregate of 7,676,630 shares of Common Stock issued in private placements by the Company completed in December 2001 and January 2002 (collectively, the "Private Placements"); (ii) 243,167 shares of Common Stock issued to placement agents in connection with the Private Placements (the shares in clause (i) and (ii), the "Outstanding Shares"); (iii) an aggregate of 5,083,441 shares of Common Stock issuable upon exercise of warrants issued in the Private Placements; (iv) an aggregate of 385,603 shares of Common Stock issuable upon exercise of warrants issued to the placement agents in connection with the Private Placements; and (v) a total of 812,500 shares of Common Stock issuable upon exercise of warrants issued to Wayne State University and the Barbara Ann Karmanos Cancer Institute (the shares in clause (iii), (iv) and (v), the "Warrant Shares").

     We understand that the Outstanding Shares and the Warrant Shares may be sold from time to time for the account of certain stockholders of the Company.

     We have examined and relied, to the extent we deemed necessary, on certificates of officers of the Company as to factual matters, and on such corporate records of the Company in connection with the authorization, issuance and sale of the Outstanding Shares and the Warrant Shares and such other instruments and certificates of public officials and other persons as we have deemed appropriate. In our examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as photostatic copies.

     Based on the foregoing, and assuming that the full consideration for each of the Warrant Shares is received by the Company in accordance with the terms of the applicable warrants, it is our opinion that the Outstanding Shares covered by the Registration Statement are, and the Warrant Shares when issued will be, validly issued and fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement.


                               Very truly yours,


                               /s/ McDermott, Will & Emery